Exhibit 10.7

October 28, 2020

Rich Riley

Via email to: rriley@originmaterials.com

Dear Rich,

We are pleased to confirm our offer to have you join Micromidas, Inc., dba Origin Materials (“the Company”) as a Co-Chief Executive Officer (“Co-CEO”). Your starting annual salary will be $58,240. Upon the closing by the Company of a financing, in one or a series of transactions, which may take multiple forms, of at least $10,000,000 (a “Closing”), your salary will adjust to $400,000 and you will be paid a bonus. The bonus amount will be equal to the difference between what you have been paid from your start date through the date of the Closing at your starting salary of $58,240/year and what you would have been paid during that same period had your annualized salary been $400,000/year. Your start date will be 10/28/20.

In addition, you have been granted an option (“Option 1”) to purchase up to 750,000 shares of the Company’s common stock per the 2020 Equity Incentive Plan (the “Plan”), subject to vesting (and other terms and conditions) set forth in your Stock Option Grant Notice (“Notice”). In particular, however, 1/48th of the total shares will vest each month on the same day of the month as the Vesting Commencement Date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service as of each such date. If you are terminated for any reason except Cause (as defined in the Plan) you will become vested in shares equal to six months of vesting under Option 1. If there is a Change in Control (as defined in the Plan) and you are terminated for any reason except Cause, then the then-unvested portion of Option 1 will immediately vest.

Subject to shareholder consent, you will also be granted an option (“Option 2”) to purchase 450,000 shares of the Company’s Common stock that vest contingent upon the occurrence of certain milestones set forth in the Board-approved Management Incentive Plan, separately provided to you and summarized below:

Milestone	Valuation	Options Vested
Close $100M	$688,823,094	100,000
$30.00	$900,000,000	100,000
$50.00	$1,500,000,000	100,000
$75.00	$2,250,000,000	150,000

The general descriptions of your option grants in this letter are only a summary for your reference. All option grants are subject to the specific terms and conditions of the Notice and Plan.

In addition, and subject to shareholder consent, you will be elected to the Company’s Board of Directors as voting member for so long as you continue in your role as Co-CEO or as the Board and shareholders may otherwise determine pursuant to the Company’s bylaws and charter.

T:916.231.9329 F:916.231.9331                    930 Riverside Parkway, West Sacramento, CA 95605                originmaterials.com

Your employment with the Company is on an at-will basis. That means that both you and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. You also may be demoted or disciplined, and the terms of your employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by you and an officer of the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Origin Materials has an excellent benefits program including paid holidays and time off, comprehensive medical and dental plans, life insurance, and a long-term disability plan.

This letter sets forth our entire agreement and understanding regarding the terms of your employment with Origin Materials and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by me or another authorized Company representation (other than yourself) and you. Please confirm your decision to join Origin Materials by signing a copy of this offer letter and returning it to us. Your offer is contingent upon (1) successful completion of a routine background investigation and references; (2) signing of the Origin Materials Employee Proprietary Information and Invention Assignment Agreement.

Very truly yours,

Micromidas, Inc. (dba Origin Materials)

By:	/s/ John Bissell
John Bissell, CEO

Dated:	2020-11-17 | 07:26 PST

I have read and accept this employment offer:

By:	/s/ Rich Riley
Rich Riley

Dated:	2020-11-17 | 07:27 PST

T:916.231.9329 F:916.231.9331                    930 Riverside Parkway, West Sacramento, CA 95605                originmaterials.com